As Filed with the Securities and Exchange Commission on February 4, 1997.

                                                      REGISTRATION NO. 333-20667


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             --------------------

                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                      TO

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                           REPUBLIC INDUSTRIES, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  450 East Las Olas Blvd., Suite 1200
         Delaware                   Fort Lauderdale, Florida 33301                  73-1105145
     (State or other                        (954) 713-5200                       (I.R.S. Employer
      jurisdiction of              (Address, including zip code, and              Identification
     incorporation or              telephone number, including area                    No.)
       organization)                code of registrant's principal
                                          executive offices)

                 --------------------------------------------

                              RICHARD L. HANDLEY
                            Senior Vice President
                          Republic Industries, Inc.
                     450 East Las Olas Blvd., Suite 1200
                        Ft. Lauderdale, Florida  33301
                                (954) 713-5200
          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copy To:

                           JONATHAN L. AWNER, ESQ.
                      Akerman, Senterfitt & Eidson, P.A.
                              One SE Third Ave.
                            Miami, Florida 33131
                               (305) 374-5600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

----------------------------------------------------------------------------------------------------
  Title of each                           Proposed Maximum    Proposed Maximum           Amount of
class of securities       Amount to be     offering price    aggregate offering         registration
 to be registered          registered         per unit              price                   fee
-----------------------------------------------------------------------------------------------------
Common Stock, par value
  $.01 per share..........   3,981,272(1)    $39.3125(2)     $   156,513,755.50(2)      $ 47,428.41
Common Stock, par value
  $.01 per share..........  38,780,443(3)    $41.3125(4)     $ 1,602,117,051.44(4)      $485,490.02(5)
Common Stock, par value
  $.01 per share..........  22,572,180(6)    $32.00  (7)     $   722,309,760   (7)      $218,881.74(8)
                            ----------       --------        ------------------         -----------
Total.....................  65,333,895                       $ 2,480,940,566.94         $751,880.17

---------------

(1) This Pre-Effective Amendment No. 1 to Registration Statement includes 3,981,272 additional shares being registered for resale by certain Selling Stockholders included in the Prospectus forming a part hereof, and pursuant to Rule 457(a) the registration fee being paid herewith has been calculated based solely on such additional shares for which a fee was not previously paid.


(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee. The average of the high and low prices reported on The Nasdaq Stock Market was $39.3125 on January 30, 1997.


(3) The Registration Statement being amended hereby initially included 38,740,443 shares, for which a registration fee has previously been paid.


(4) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee. The average of the high and low prices reported on The Nasdaq Stock Market was $41.3125 on January 24, 1997.


(5) Pursuant to Rule 457(b), the registration fee was reduced by $79,912.66, which was paid on May 31, 1996 in connection with the filing under the Securities Exchange Act of 1934, as amended, by the Registrant of a preliminary proxy statement relating to a special meeting of the stockholders of the Registrant for the purpose of approving the issuance of 17,467,217 shares of Common Stock in connection with the merger of AutoNation Incorporated with a wholly-owned subsidiary of the Registrant, which shares of Common Stock are being registered on this Registration Statement for resale by the former shareholders of AutoNation Incorporated. Accordingly the registration fee previously paid upon the filing of the Registration Statement amended hereby was $405,577.36.


(6) 22,572,180 shares previously included in the Registration Statement on Form S-3 of the Registrant, Commission File No. 333-18009, are, pursuant to Rule 429, being carried forward and included in the Prospectus forming a part of this Pre-Effective Amendment No. 1 to Registration Statement.


(7) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee. The average of the high and low prices reported on The Nasdaq Stock Market was $32.00 on December 13, 1996.


(8) The Registrant paid a registration fee of $218,881.74 on December 17, 1996 in connection with the registration of 22,572,180 shares on the Registration Statement on Form S-3 of the Registrant, Commission File No. 333-18009, which shares are, pursuant to Rule 429, being carried forward and included on the Prospectus forming a part of this Pre-Effective Amendment No. 1 to Registration Statement.


                           -------------------------------


        Pursuant to Rule 429, promulgated under the Securities Act of 1933, as amended, the Prospectus forming a part of this Pre-Effective Amendment No. 1 to Registration Statement includes 22,572,180 shares of Common Stock of the Registrant (which where among 43,336,850 shares of Common Stock of the Registrant) initially included in the Registration Statement on Form S-3 of the Registrant, Commission File No. 333-18009, declared effective on December 18, 1996. The Registration Statement on Form S-3 of the Registrant, Commission File No. 333-18009, continues to cover 20,764,670 shares of Common Stock of the Registrant which have not been carried forward and are not included on the Prospectus forming a part of this Pre-Effective Amendment No. 1 to Registration Statement.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                       Registration Statement File No. 333-20667

PROSPECTUS

                               65,333,895 SHARES

                         REPUBLIC INDUSTRIES, INC. LOGO
                                  COMMON STOCK

     This Prospectus relates to an aggregate of 65,333,895 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Republic Industries, Inc., a Delaware corporation (the "Company"), which may be offered (the "Offering") for sale by persons (the "Selling Stockholders") who have acquired such shares in certain private placement transactions and acquisitions of businesses by the Company not involving a public offering. The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Stockholders in order to permit the public sale or other distribution of the Shares.

     The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders or their pledgees through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus also may be used, with the Company's prior consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Selling Stockholders" and "Plan of Distribution."

     The Common Stock is traded on The Nasdaq Stock Market -- National Market ("Nasdaq") under the symbol "RWIN." On January 28, 1997, the last reported sales price for the Common Stock as reported by Nasdaq was $41.375 per share.

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                              CONTRARY IS A CRIMINAL OFFENSE.

                               February 4, 1997

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

                                                                                                 PAGE
                                                                                                 ----
Available Information..........................................................................     2
The Company....................................................................................     3
Risk Factors...................................................................................     5
Use of Proceeds................................................................................    10
Selling Stockholders...........................................................................    11
Plan of Distribution...........................................................................    26
Description of Capital Stock...................................................................    26
Legal Matters..................................................................................    27
Experts........................................................................................    27
Incorporation of Certain Documents by Reference................................................    27

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is traded on Nasdaq. Information filed by the Company with Nasdaq may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of Nasdaq referred to above.

                                  THE COMPANY

GENERAL


        The Company is a holding company with major business segments in vehicle retailing, vehicle rental, integrated solid waste services, and electronic security services. As of the date hereof the Company operates 11 used vehicle megastores under the name AutoNation USA(TM), three used vehicle superstores under other names, and two vehicle reconditioning centers in Florida, Texas, Arizona and Michigan. In addition, the Company operates 15 new vehicle dealerships under franchises with Ford, Lincoln-Mercury, Dodge, Chevrolet/Geo, Buick, Saturn, Mazda, Acura and Hyundai in Arizona, Florida, Ohio and Texas. The Company owns Alamo Rent-A-Car, Inc. and certain affiliated companies ("Alamo"), which operates a fleet of approximately 158,000 vehicles, owns and operates 205 car rental locations in the United States and Canada and 61 car rental locations in Europe, and licenses another 111 locations to third party operators in Europe. As of the date hereof the Company owns or operates 39 solid waste landfills and provides waste collection services to over 1,678,000 residential, commercial and industrial customers, and provides related environmental services. The Company provides electronic security monitoring services to over 273,000 businesses and residences, predominately in Florida, Colorado, Illinois, Louisiana, Maryland and Pennsylvania. The Company's strategy is to grow aggressively as a diversified company through internal growth and by acquiring and integrating additional automotive businesses, solid waste services businesses, and electronic security services businesses, as well as by acquiring and expanding businesses in other industries.


      The Common Stock is traded on Nasdaq under the trading symbol "RWIN." The Company's principal executive offices are located at 450 East Las Olas Boulevard, Suite 1200, Ft. Lauderdale, Florida 33301, and its telephone number is (954) 713-5200.

RECENT DEVELOPMENTS

     Private Placement Transaction. In January 1997, the Company issued and sold 15,792,600 shares of Common Stock in a private placement transaction for $35.50 per share resulting in net proceeds to the Company of approximately $552,000,000 after deducting fees and commissions.

     Acquisition of AutoNation. In January 1997, the Company acquired in a merger transaction all of the outstanding capital stock of AutoNation Incorporated ("AutoNation") in exchange for an aggregate of 17,467,217 shares of Common Stock. In connection with such transaction, the Company has reserved an additional 416,533 shares of Common Stock issuable upon the exercise of outstanding stock options of AutoNation. Such transaction has been accounted for using the purchase method of accounting. AutoNation is developing a chain of vehicle retailing megastores under the AutoNation USA(TM) brand name.

     Acquisition of Addington. In December 1996, the Company acquired in a merger transaction all of the outstanding capital stock of Addington Resources, Inc. ("Addington") in exchange for an aggregate of approximately 13,716,616 shares of Common Stock. In connection with such transaction, the Company has reserved an additional 256,950 shares of Common Stock issuable upon exercise of outstanding stock options of Addington. Such transaction has been accounted for as a pooling of interests business combination. Addington provides integrated solid waste collection, disposal and recycling services to residential, commercial and industrial customers concentrated primarily in the southeastern United States and operates ten landfills.

     Acquisition of Continental. In December 1996, the Company acquired in a merger transaction all of the outstanding capital stock of Continental Waste Industries, Inc. ("Continental") in exchange for an aggregate of approximately 12,406,867 shares of Common Stock. In connection with such transaction, the Company has reserved an additional 656,345 shares of Common Stock issuable upon exercise of outstanding stock options and warrants of Continental. Such transaction has been accounted for as a pooling of interests business combination. Continental provides integrated solid waste collection, disposal and recycling services to residential, commercial and industrial customers concentrated primarily in the mid-south and eastern United States, and operates ten landfills, eight waste collection operations, 13 transfer stations and three recycling facilities.

     Pending Acquisition of National Car Rental. In January 1997, the Company entered into a definitive agreement with National Car Rental System, Inc. ("National"), which provides for the acquisition of all of the outstanding capital stock of National in exchange for shares of common stock valued at approximately $600,000,000. Consummation of this transaction, which will be accounted for as a pooling of interests business combination, is subject to customary closing conditions, including receipt of regulatory approval, and is expected to close by the end of the first quarter of 1997. National operates an average rental fleet of approximately 100,000 vehicles, owns or operates approximately 800 car rental locations in the United States and Canada and has marketing affiliations in Latin America, Europe, Japan and the Caribbean.


     Acquisitions of Vehicle Dealers. The Company recently acquired, in merger and other business combination transactions, (a) Ed Mullinax, Inc. and certain affiliated companies ("Mullinax"), which is the largest Ford retailer in the United States (by volume) and operates Ford dealerships in Amherst, Wickliffe, and North Canton, Ohio and Margate, Florida, and a Lincoln-Mercury dealership in Brunswick, Ohio, (b) Bell Dodge, Inc. ("Bell Dodge"), which is the second largest Dodge dealership in the southwest and operates an exclusive Dodge dealership in Phoenix, Arizona, (c) Carlisle Motors, Inc. and certain affiliated companies ("Carlisle Motors"), which is the fourth largest Lincoln-Mercury dealer in the United States and operates Lincoln-Mercury, Ford and Hyundai dealerships in St. Petersburg and Clearwater, Florida, and (d) Grubb Automotive, Inc. and certain affiliates ("Grubb"), which owns and operates five new and used vehicle dealerships in Phoenix, Arizona and one in Midland, Texas, and operates under franchises with Chevrolet/Geo, Buick, Saturn, Ford and Mazda. The Company issued an aggregate of 9,711,026 shares of common stock to acquire Mullinax, Bell Dodge, Carlisle Motors and Grubb.



     Pending Acquisitions of Vehicle Dealers. In January 1997, the Company entered into definitive agreements to acquire, in merger transactions, (a) Maroone Automotive Group ("Maroone"), which owns and operates seven new and used vehicle dealerships in South Florida and Buffalo, New York, including the fourth largest Chevrolet dealership, the third largest Dodge dealership and the largest Isuzu dealership in the United States, and (b) Magic Ford and Magic Lincoln Mercury ("Magic Ford"), which is one of the largest Ford dealerships in the United States. In connection with these acquisitions, the Company will issue shares of Common Stock valued at approximately $200,000,000 to acquire Maroone and approximately $43,000,000 to acquire Magic Ford. These acquisitions are subject to customary closing conditions, including manufacturer and regulatory approvals.


     Framework Agreements. In January 1997, the Company established a framework with General Motors Corporation ("General Motors") for its Chevrolet, Pontiac-GMC, Oldsmobile, Buick and Cadillac brands for the acquisition of franchised dealerships by the Company. In December 1996, the Company established a framework with Ford Motor Company ("Ford Motor") for its Ford and Lincoln-Mercury brands for the acquisition of franchised dealerships by the Company.

     Acquisition of Alamo. In November 1996, the Company acquired in merger transactions, all of the outstanding capital stock of Alamo in exchange for an aggregate of 22,572,180 shares of Common Stock. Such transaction has been accounted for as a pooling of interests business combination.

     Private Placement Transaction. In November 1996, the Company issued and sold 12,079,915 shares of Common Stock in a private placement transaction for $29.50 per share resulting in net proceeds to the Company of approximately $353,000,000 after deducting fees and commissions.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     Certain statements and information under the captions "The Company," and "Risk Factors," and elsewhere in this Prospectus (including documents incorporated herein by reference, see "Incorporation of Certain Documents by Reference"), constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in the Company's existing and potential future lines of business; the ability to integrate and successfully operate acquired businesses and the risks associated with such businesses; the ability to obtain financing on acceptable terms to finance the Company's growth strategy and for the Company to operate within the limitations imposed by financing arrangements; and other factors referenced in this Prospectus. See "Risk Factors."

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES BEING OFFERED HEREBY INVOLVES A SIGNIFICANT DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE SHARES SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING AN INVESTMENT IN THE COMPANY.

     Uncertainties in Integrating Operations and Achieving Cost Savings. The Company intends to continue its aggressive growth strategy through acquisitions. Many of the companies that the Company has acquired, such as Alamo, Addington, Continental and AutoNation, and many of the companies that the Company plans to acquire, such as National, are large enterprises, with operations in different markets. The success of any business combination is in part dependent on the ability following the transaction to consolidate operations, integrate departments, systems and procedures and thereby obtain business efficiencies, economies of scale and related cost savings. The consolidation of operations, the integration of departments, systems and procedures and the relocation of staff present significant management challenges. The challenges posed may be particularly significant because integrating the recently acquired companies, such as Alamo, Addington, Continental and AutoNation, must be addressed contemporaneously. There can be
no assurance that future consolidated results   will improve as a result of
cost savings and efficiencies from any such acquisitions or proposed acquisitions, or as to the timing or extent to which any such cost savings and efficiencies will be achieved.

     Control of the Company. As of January 24, 1997, the Directors and executive officers of the Company beneficially owned an aggregate of approximately 88,298,371 shares of Common Stock (including shares beneficially owned by certain of their spouses, with respect to which they each respectively disclaim beneficial ownership, and including warrants and options exercisable within 60 days of January 24, 1997 for an aggregate of 30,291,873 shares of Common Stock), or an aggregate of approximately 29.6% of the issued and outstanding shares of Common Stock (assuming the exercise of all warrants and options exercisable within 60 days of January 24, 1997 owned by such persons). Acting together, such Directors and executive officers are able to exert considerable influence over the election of the Company's directors and the outcome of corporate actions requiring stockholder approval.

     Dependence on Key Personnel. The Company's future success depends to a significant extent on its management team. The loss of the services of any of the members of its management team, in general, all of whom have entered into employment and/or non-compete agreements with the Company, or H. Wayne
Huizenga in particular (whether such loss is through resignation or otherwise), could have a material adverse effect on the Company's business, financial condition and future prospects. Furthermore, the Company does not hold keyman insurance on any member of its management team.

     Possible Depressing Effect of Future Sales of the Company's Common Stock. Future sales of the Shares, or the perception that such sales could occur, could adversely affect the market price of the Company's Common Stock. There can be no assurance as to when, and how many of, the Shares will be sold and the effect such sales may have on the market price of the Company's Common Stock. Since August 1995 and as of the date hereof the Company has registered for sale, from time to time on a continuous basis under several shelf registration statements (including the Registration Statement of which this Prospectus forms a part), by certain selling stockholders, an aggregate of 268,698,551 shares of the Company's Common Stock. In addition, the Company intends to continue to issue the Company's Common Stock in connection with certain of its acquisitions or in other transactions. Such securities may be subject to resale restrictions in accordance with the Securities Act and the regulations promulgated thereunder. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold to the public. To facilitate the issuance of Common Stock in making acquisitions, the Company recently has registered an additional 41,152,582 shares of Common Stock pursuant to an acquisition shelf registration statement. In the event of the issuance and subsequent resale of a substantial number of shares of the Company's Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of the Company's Common Stock.

     Limited Operations in Vehicle Retailing Business. The Company has a limited history of operations in vehicle retailing and related businesses. Prior to its acquisition of CarChoice in August 1996, the Company had no history of operations in the used vehicle retailing industry. The Company currently anticipates that it will, through acquisitions, including the acquisition of numerous new car dealers, rapidly expand its operations in new and used vehicle retailing and related businesses. Operations of CarChoice and AutoNation did not generate revenue until 1996. Neither CarChoice nor AutoNation has operated profitably since inception. AutoNation has started up and is developing a chain of vehicle retailing megastores and opened its first AutoNation USA(TM) megastore in October 1996. The success of the Company's aggressive development plans in the vehicle retailing business is dependent on a number of factors including, but not limited to, economic conditions, competitive environment, adequate capital, accurate site selection, construction schedules, supply of new and used vehicles, consumer acceptance of the megastore concept in vehicle retailing, vehicle manufacturers' approval and control over new vehicle dealer franchises, and the building of brand recognition. There can be no assurance that the Company will be successful in the vehicle retailing industry or in any related automotive industries which it enters.

     Need for Substantial Additional Capital. The Company's strategy is to aggressively grow as a diversified company by acquiring and integrating additional companies in its existing lines of business, and companies in other lines of business, as well as through internal growth of such businesses. As of January 21, 1997, the Company had approximately $1.9 billion of long term debt outstanding ($1.725 billion of which was secured by revenue earning rental vehicles) and had approximately $283 million in cash available for general corporate purposes. The Company believes that additional capital may be necessary to continue its rapid expansion, to service its existing debt, and to fully capitalize on acquisition and expansion opportunities that may become available to the Company. There can be no assurance that additional financing will be available on a timely basis, if at all, or that it will be available on terms acceptable to the Company. In the event that adequate financing is not available or is not available in the amounts or on terms acceptable to the Company, the implementation of the Company's acquisition and expansion strategy could be impeded and the Company's ability to react to changes in the industries in which it does business could be limited, which could have a material adverse effect on the Company's business, financial condition and future prospects.

     Impediments to Completing Future Acquisitions. The Company's future growth strategy depends on its ability to identify and acquire appropriate companies in its existing lines of business, and companies operating in other lines of business, to integrate the acquired operations effectively and to increase its market share in such businesses. A number of the Company's competitors are better known companies, with significantly greater financial resources. There can be no assurance that the Company will be able to identify viable acquisition candidates, that any identified candidates will be acquired, that acquired companies will be effectively integrated to realize expected efficiencies and economies of scale, or that any such acquisitions will prove to be profitable. Acquisition of companies requires the expenditure of sizeable amounts of capital, and the intense competition among companies pursuing similar acquisitions may further increase such capital requirements. In the event that acquisition candidates are not identifiable or acquisitions are prohibitively costly, the Company may be forced to alter its future growth strategy. As the Company continues to pursue its acquisition strategy in the future, its stock price, financial condition and results of operations may fluctuate significantly from period to period.

     Risks Associated with Acquisitions. There may be liabilities which the Company fails or is unable to discover in the course of performing due diligence investigations on each company or business it seeks to acquire, including liabilities arising from non-compliance with certain federal, state or local environmental laws by prior owners, and for which the Company, as a successor owner, may be responsible. The Company generally seeks to minimize its exposure to such liabilities by obtaining indemnification from each former owner, which may be supported by deferring payment of a portion of the purchase price. However, there is no assurance that such indemnifications, even if obtainable, enforceable and collectible (as to which there also is no assurance), will be sufficient in amount, scope or duration to fully offset the possible liabilities arising from the acquisitions.

     Dependence on Vehicle Manufacturers. New vehicle dealerships operate pursuant to franchise agreements with vehicle manufacturers. In connection with the Company's acquisition of new vehicle dealerships, the Company must obtain the prior approval of the applicable vehicle manufacturer under the franchise agreement with each new vehicle dealer to be acquired. Although the Company has established framework agreements with certain manufacturers to facilitate the acquisition of dealerships operating their franchises, no assurance can be given that such manufacturers or any other manufacturers will approve of any particular new vehicle dealer acquisition by the Company or will not otherwise seek to impose restrictions on the Company's future acquisitions, operations or capital structure as a condition to granting such approval. In addition, once the Company has acquired a new vehicle dealership, the Company must operate the dealership in accordance with the applicable franchise agreement. Franchise agreements generally provide the manufacturers with considerable influence over the operations of the dealership and generally provide for termination of the franchise agreement for a variety of causes. Finally, the success of any new dealer franchise is dependent, to a large extent, on the success of the vehicle manufacturer. Therefore, the success of the Company's new vehicle dealerships are dependent on the financial condition, management, marketing, production and distribution capabilities of the vehicle manufacturers of which the Company holds franchises. Any event that may have a material adverse effect on a vehicle manufacturer, such as labor strikes or adverse publicity, may have a material adverse effect on the Company's business, financial condition and future prospects.

     Cost of Vehicle Rental Fleet. Vehicle depreciation is one of the single largest cost components of the Company's Alamo Rent-A-Car vehicle rental business, and it is materially affected by vehicle manufacturers' supply programs. Since the late 1980s, vehicle manufacturers have sold vehicles to the car rental industry under repurchase programs, pursuant to which the manufacturers agree to repurchase program vehicles during allowable repurchase periods at determinable prices, subject to certain terms and conditions ("Repurchase Programs"). Repurchase prices under Repurchase Programs are based on either (i) a predetermined percentage of original vehicle cost and the month in which the vehicle is returned or (ii) the original capitalization cost less a set monthly depreciation amount. Repurchase Programs limit the risk of market value decline at the time of vehicle disposition and enable car rental companies to accurately project their vehicle depreciation expense. The Company currently has Repurchase Programs with General Motors, Chrysler Corporation, Ford Motor, Mazda Motor of America, Inc., Nissan Motor Corporation in U.S.A., Subaru of America, Inc. and Toyota Motor Sales U.S.A., Inc. (including its Lexus division). During model year 1996, the Company's vehicle rental operations purchased approximately 90% of its U. S. vehicle fleet and a majority of its European vehicle fleet under Repurchase Programs. If vehicle manufacturers reduce the number or mix of vehicles available to car rental companies through Repurchase Programs or increase vehicle costs under Repurchase Programs, there can be no assurance that the Company will be able to control its rental fleet costs or selection, or to pass on any increases in vehicle cost to rental customers, which could have a material adverse effect on the Company's business, financial condition and future prospects.

     The Company also purchases vehicles for its rental fleet that are not subject to Repurchase Programs and therefore the Company is responsible for the disposition of such vehicles. During model year 1996, the Company's vehicle rental operations purchased approximately 10% of its North American rental fleet and less than half of its European rental fleet outside Repurchase Programs. The proceeds from the sales of such vehicles will depend upon the prices obtained by the Company in the used car market at the time of disposition and, accordingly, will be subject to the market conditions at the time of sale, which conditions may change from time to time. Changes in the prices obtainable in the used car market could adversely affect the price realized upon any sale. In the future, the number of vehicles purchased outside Repurchase Programs may increase or decrease based on a number of factors, including a determination by the Company of the acceptable level of residual risk related to the disposition of vehicles in the used car market.

     Dependence on Vehicle Manufacturer's Credit. The Company's Alamo Rent-A-Car vehicle rental business depends upon third-party financing to purchase its revenue earning vehicles for its vehicle rental fleet. Continued availability of such financing upon favorable terms is critical to the Company's vehicle rental operations. Since a substantial portion of such indebtedness is incurred in connection with major vehicle manufacturers' Repurchase Programs, a significant change in the financial conditions of the vehicle manufacturers, particularly General Motors, impairing their ability to repurchase vehicles could significantly affect the Company's ability to obtain such financing on favorable terms. In addition, under the terms of certain of the Company's vehicle purchase credit facilities, if the senior indebtedness of a repurchase party (such as General Motors) fails to maintain an investment grade rating, or upon the bankruptcy of a repurchase party or the occurrence of any other material adverse effect on the repurchase party's ability to perform, or upon a material default under a Repurchase Program, or upon the occurrence of certain other events, the Company may be prohibited from borrowing additional amounts under such facilities for the purchase of vehicles from such repurchase party, the Company may be required to repay a portion of the indebtedness outstanding under such facilities based on the vehicles to be repurchased by such repurchase party, and the Company may be required to remove the vehicles of such repurchase party from the applicable collateral pool for such facilities. Therefore, any change in financial condition of a vehicle manufacturer with which the Company maintains a Repurchase Program could have a material adverse effect on the Company's business, financial condition and future prospects.

     Interest Rates and Restrictive Covenants. A substantial portion of the Company's outstanding indebtedness is at floating interest rates. The Company uses interest rate swaps to manage the risk of interest rate fluctuations. However, a substantial increase in interest rates could adversely affect the Company's ability to service its debt obligations. In addition, most of the Company's debt instruments contain covenants establishing certain financial and operating restrictions as well as cross-default and cross-acceleration provisions. A failure to comply with any covenant or any obligation contained in any credit agreement could result in an event of default which could accelerate debt under certain other credit agreements.

     European Vehicle Rental Operations. The Company's European vehicle rental operations are subject to certain risks, including adverse developments in the foreign political and economic environment, varying governmental regulations, foreign currency fluctuations, potential difficulties in staffing and managing foreign operations and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and future prospects.

     Regulation of Collision Damage Waivers. A traditional rental related product offered by the car rental industry has been the sale of collision damage waivers, under which car rental companies agree to waive their right to recovery from a renter for damage to the rental vehicle. Approximately 6.3%, 7.6% and 6.8% of the total U.S. revenue of the Company's Alamo Rent-A-Car vehicle rental business in 1995, 1994 and 1993, respectively, was generated from the sale of collision damage waivers. The United States House of Representatives has from time to time contemplated, but never adopted, legislation that would regulate the conditions under which collision damage waivers may be sold by car rental companies. In addition, approximately 40 states have considered legislation affecting the collision damage waiver product. To date, 18 of those states have enacted legislation requiring disclosure to each customer at the time of rental that damage to the rented vehicle may be covered by the customer's personal automobile insurance and that a collision damage waiver may not be necessary. In addition, in the late 1980s, New York and Illinois enacted legislation which eliminated car rental companies' right to offer collision damage waivers for sale and limited potential customer liability to $100 and $200, respectively. Moreover, California, Nevada and Indiana have capped the rates that may be charged for collision damage waivers to $9.00, $10.00 and $5.00 per day, respectively. In addition, Texas requires the rates charged for this protection to be reasonable in relation to costs. Adoption of national or additional state legislation limiting the sale, or capping the rates, of collision damage waivers could further restrict sales of this product, and additional limitations on potential customer liability could increase the Company's costs in its vehicle rental business.

     Dependence on Principal Rental Fleet Supplier. Since the early 1980s, General Motors has been the principal supplier of rental fleet vehicles to the Company's Alamo Rent-A-Car vehicle rental business. The number of vehicles purchased from General Motors varies from year to year. In model years 1996, 1995 and 1994, the Company's vehicle rental operations purchased approximately 61%, 68% and 78%, respectively, of its North American vehicle fleet from General Motors. Under the terms of the Company's Repurchase Program with General Motors, the Company's vehicle rental operations must purchase at least 51% of its domestic vehicles from General Motors during model years 1996 through 2000 in order to receive certain discounts and other incentives. Given the volume of vehicles purchased from General Motors, shifting significant portions of the fleet purchases to other manufacturers would require significant lead time. As a result, if General Motors were unable to supply the Company's vehicle rental operations with the planned number and type of vehicles, it could have a material adverse effect on the Company's business, financial condition and future prospects.

     Environmental Regulation. The operation of the Company's businesses are subject to certain federal, state and local requirements which regulate health, safety, environment, zoning and land-use. Operating and other permits are generally required for landfills, certain waste collection vehicles, fuel storage tanks, and other facilities owned or operated by the Company and these permits are subject to revocation, modification and renewal. It may be necessary to expend considerable time, effort and money to bring the Company's existing or acquired facilities into compliance with applicable requirements and to obtain the permits and approvals necessary to increase their capacity. Applicable requirements are enforceable by injunctions and fines or penalties, including criminal penalties. These regulations are administered by the United States Environmental Protection Agency ("EPA") and various other federal, state and local environmental and health and safety agencies and authorities, including the Occupational Safety and Health Administration ("OSHA") of the United States Department of Labor. In addition, certain of the Company's waste disposal operations that traverse state boundaries could be adversely affected if the federal government or the state in which a landfill is located limits or prohibits, imposes discriminatory fees on, or otherwise seeks to discourage the disposal, within state boundaries, of waste collected outside of the state.

     The Solid Waste Disposal Act ("SWDA"), as amended by the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and the regulations promulgated thereunder establish a framework for regulating the storage, collection and disposal of non-hazardous solid wastes. Subtitle D of RCRA establishes a framework for regulating the disposal of municipal solid wastes. In October 1991, the EPA imposed minimum federal comprehensive solid waste management criteria and guidelines, on, among other things, location restrictions, facility design and operating criteria, closure and post-closure requirements, groundwater monitoring requirements and corrective action standards, many of which had not previously been in effect or enforced. Compliance with Subtitle D regulations has resulted in significant increases in costs. If environmental laws become more stringent, the Company's environmental capital expenditures and costs for environmental compliance may increase in the future. In addition, due to the possibility of unanticipated factual or regulatory developments, the amounts and timing of future environmental expenditures could vary substantially from those currently anticipated.

     The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), imposes liability for damages and the cleanup of sites from which there is a release or threatened release of a hazardous substance into the environment on, among others, the current and former owners and operators of such sites. Liability under CERCLA can be founded upon the release or threatened release, even as a result of unintentional and non-negligent action, of thousands of hazardous substances, including very small quantities of such substances. More than 20% of the sites on the EPA's National Priorities List which require remediation under CERCLA are solid waste landfills which ostensibly never received any hazardous wastes. Thus, even if the Company's landfills or other properties which the Company or companies it acquires may have owned or operated have never received hazardous wastes, it is possible that one or more hazardous substances may have come to be located there. The Company could be liable under CERCLA for the cost of cleaning up such hazardous substances at the sites and for damages to natural resources, even if those substances were deposited at the Company's facilities before the Company acquired or operated them. CERCLA liability may also attach to the Company with regard to facilities owned or operated by third parties where the Company or companies it acquires arranged for disposal or treatment of hazardous substances at, or transportation of hazardous substances to, such a facility, or where the Company or companies it acquires was the waste transporter who selected such facility for treatment or disposal of hazardous substances. The costs of a CERCLA cleanup can be significant. Given the difficulty of obtaining insurance for environmental impairment liability, such liability could have a material impact on the Company's business, financial condition and future prospects.

     The Company currently carries site-specific pollution liability insurance (for a majority of its facilities), contractors' pollution liability insurance and professional liability insurance. However, these insurance policies are limited in scope and coverage. As a result, there can be no assurance that the level or breadth of such insurance coverages will be sufficient to fully cover potential claims. In addition, such insurance is becoming increasingly expensive and difficult to obtain. There can be no assurance that adequate insurance coverage will be available in the future at an acceptable cost, if at all, or in sufficient amounts to protect the Company against liabilities. The obligation to pay any environmental damages claim in excess of the Company's insurance coverage could have a material adverse effect on the business, financial condition and future prospects of the Company.

     "False" Alarm Ordinances. The Company believes that approximately 95% of alarm activations that result in the dispatch of police or fire department personnel are not emergencies, and thus are "false" alarms. Significant concern has arisen in certain municipalities about this high incidence of "false" alarms. Local governmental authorities may address such concern by adopting various measures aimed at reducing the number of "false" alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting "false" alarms; (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of "false" alarms;
(iii) imposing fines on alarm subscribers for "false" alarms; (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of "false" alarms; and/or (v) requiring further verification of an alarm signal before the police will respond. Enactment of such measures could adversely affect the Company's electronic security services business and operations. In addition, as a result of high incidence of "false" alarms, the police may, in general, become less responsive to alarm activations. The continuation of such trend, or perception by the public of such trend, may make home security systems less attractive to consumers, which could, in turn, have an adverse effect on the Company's electronic security services business and operations.

     Risks of Pending and Future Legal Proceedings. The Company will continue to be involved in legal proceedings in the ordinary course of business. Government agencies may seek to impose fines on the Company for alleged failure to comply with laws and regulations or to deny, revoke or impede the renewal of the Company's permits and licenses. In addition, such governmental agencies as well as surrounding landowners, may claim that the Company is liable for environmental damages. Citizen's groups have become increasingly active in challenging the grant or renewal of permits and licenses for landfills and other waste facilities, and responding to such challenges has further increased the costs associated with establishing new facilities or expanding current facilities. A significant judgment against the Company, the loss of a significant permit or license or the imposition of a significant fine could have a material adverse effect on the Company's business, financial condition and future prospects. The Company is currently a party to various legal proceedings, particularly in its vehicle rental business, as well as environmental proceedings which have arisen in the ordinary course of its business. No assurance can be given with respect to the outcome of these legal and environmental proceedings and the effect such outcomes may have on the Company. Although the Company believes that losses resulting from the ultimate resolution of such proceedings will not have a material adverse effect on the Company's business, financial condition or future prospects, unfavorable resolution of any matter individually or in the aggregate could have a material adverse effect on the Company's business, financial condition and future prospects.

     Seasonality and Dependence on Travel Industry and Fuel Supply. The Company's collection and landfill operations could be adversely affected by protracted periods of inclement weather which could delay the development of landfill capacity or the transfer of waste and/or reduce the volume of waste generated. The Company's vehicle retail operations could be adversely affected by protracted periods of inclement weather. In addition, the Company's vehicle rental operations could be adversely affected by a decrease in air travel, protracted periods of inclement weather or any other event that disrupts travel patterns for an extended period of time, particularly in the peak summer travel months which have historically been the strongest revenue and net income producing months of the Company's vehicle rental operations. The Company's vehicle rental operations could also be adversely affected by limitations in fuel supplies, imposition of mandatory fuel allocation or rationing regulations or significant increases in fuel prices. There can be no assurance that protracted periods of inclement weather, decrease in air travel or any other occurrence that disrupts travel patterns, disruption of fuel supplies or increases in fuel prices will not have a material adverse effect on the Company's business, financial condition and future prospects.

     Competitive Environment. All of the Company's businesses operate in highly competitive environments. In addition, the solid waste industry, the electronic security services industry and the vehicle retailing industry, are each changing as a result of rapid consolidation. The future success of the Company will be affected by such changes, the nature of which cannot be forecast with certainty. There can be no assurance that such developments will not create additional competitive pressures on some or all of the Company's businesses.

     The solid waste industry in North America is led by several large national waste management companies and numerous regional and local companies, all of which contribute to the high level of competition. Some of these companies have significantly greater financial and operational resources and more established market positions than the Company. In addition, the Company must often compete with municipalities that maintain their own waste collection and landfill operations and often have financial advantages due to the availability to municipalities of tax revenues and tax-exempt financing. Furthermore, alternatives to landfill disposal (such as recycling, incinerating and composting) are increasingly competing with landfills. There also has been an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. This may result in the volume of waste going to landfills being reduced in certain areas, which may affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. In addition, most of the states in which the Company operates landfills have adopted plans or requirements which set goals for specified percentages of certain solid waste items to be recycled. Implementation and adoption of such plans or requirements could have a material adverse effect on the Company's business, financial condition and future prospects. There can be no assurance that the Company will be able to compete effectively in the solid waste industry.

     The security alarm industry is highly competitive and highly fragmented. The electronic security services business of the Company competes with several large national companies as well as numerous smaller regional and local companies. Furthermore, new competitors are continuing to enter the industry. Certain of the Company's competitors have greater financial and other resources than the Company. Given this competitive business environment, there can be no assurance that the operations of the Company will be able to compete effectively in this industry. The existing subscriber base of the Company's electronic security services business is geographically concentrated in certain metropolitan areas primarily located in Florida, Colorado, Illinois, Louisiana, Maryland and Pennsylvania. Accordingly, the performance of this business segment may be adversely affected by regional or local economic conditions or regulations. The Company may from time to time make acquisitions in regions outside of its current operating areas. In order for the Company to expand successfully into a new area, the Company must obtain a sufficient number and density of subscriber accounts in such area to support the additional investment required when expanding to a new geographic area. There can be no assurance that an expansion into new geographic areas would generate operating profits.

     The car rental industry is highly competitive. In any given location, the Company's Alamo Rent-A-Car vehicle rental business may encounter competition, particularly in the leisure segment, from national, regional and local car rental companies, some of which may have access to greater financial resources than the Company and some of which are owned by or affiliated with the major automobile manufacturers. At times, the major car rental companies have been adversely affected by industry-wide price pressures, and the Company's vehicle rental business has, on such occasions, priced its product in response to such pressures. Moreover, at times when the car rental industry has experienced vehicle oversupply, there has been intensified competitive pressure. This oversupply has limited the industry's ability to raise rental rates. There can be no assurance that the Company will be able to compete effectively in the vehicle rental industry.

     The vehicle retailing industry in the United States is highly fragmented and competitive, and is in the early stages of consolidation. The Company believes that there is no used vehicle retailer currently operating a national chain of megastores. In addition to the Company, several other companies have announced plans to roll out national chains of used vehicle megastores over the next few years. In addition, several franchised new vehicle dealers, which have significant used vehicle operations, have recently conducted initial public offerings of their securities, with proceeds targeted to be used for acquisitions of other dealers. Some of these competitors in the new and used vehicle retailing industry have significantly greater financial and operational resources and more established market positions than the Company. There can be no assurance that the Company will be able to compete effectively in the new or used vehicle retailing industry or related automotive businesses.

                                USE OF PROCEEDS

     This Prospectus relates to Shares being offered and sold for the accounts of the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares but will pay all expenses related to the registration of the Shares. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder, the aggregate number of shares of Common Stock beneficially owned by each Selling Stockholder as of January 27, 1997, the aggregate number of shares of Common Stock registered hereby that each Selling Stockholder may offer and sell pursuant to this Prospectus, and the aggregate number of shares of Common Stock that will be beneficially owned by each Selling Stockholder after completion of the Offering. However, because the Selling Stockholders may offer all or a portion of the Shares at any time and from time to time after the date hereof, the exact number of Shares that each Selling Stockholder may retain upon completion of the Offering cannot be determined at this time. All of the 65,333,895 Shares offered are issued and outstanding as of the date of this Prospectus. To the knowledge of the Company, none of the Selling Stockholders has had within the past three years any material relationship with the Company or any of its predecessors or affiliates, except as set forth in the footnotes to the following table.




                                                                                          SHARES TO BE OFFERED
                                                                   SHARES BENEFICIALLY       FOR THE SELLING     SHARES BENEFICIALLY
                                                                    OWNED PRIOR TO THE        STOCKHOLDER'S        OWNED AFTER THE
SELLING STOCKHOLDER                                                      OFFERING                ACCOUNT             OFFERING(1)
110 Group Trust Dated December 28, 1995
c/o Jaqueline Egan, Trustee                                                   74                      74                      *
AAA Michigan                                                               9,700                   9,700                      *
ADA Relief Fund                                                            1,300                   1,300                      *
ADA Endowment & Asset Fund                                                   100                     100                      *
Adelphia Communications Corporation                                      284,425                 284,425                      *
AGSPC - Growth Fund                                                      115,000                 115,000                      *
Allegheny County Retirement                                               26,700                  26,700                      *
A. Clinton Allen, III                                                     54,449                  54,449                      *
Alliance Capital Management on behalf of Separate Account
No. 4                                                                  1,600,000                 200,000              1,400,000
The Alliance Fund - Small Cap                                            150,000                 136,000                 14,000
American National Can Retirement Trust                                    35,000                  12,000                 23,000
The American Variable Insurance Series - Growth Fund                      750,00                 750,000                      *
Ameritech Pension Trust                                                  322,200                 322,200                      *
Anchor Pathway Fund - Growth Series                                      150,000                 150,000                      *
Anchor Series Trust, Capital Appreciation Portfolio                      345,700                 100,000                245,700
Annuity Board - Stellar                                                   38,000                  38,000                      *

                                                                                          SHARES TO BE OFFERED
                                                                   SHARES BENEFICIALLY       FOR THE SELLING     SHARES BENEFICIALLY
                                                                    OWNED PRIOR TO THE        STOCKHOLDER'S        OWNED AFTER THE
SELLING STOCKHOLDER                                                      OFFERING                ACCOUNT             OFFERING(1)
Bandag Master Retirement Trust                                             7,200                   7,200                      *
Bank of America Illinois custodian for Peter H. Huizenga                  68,061                  68,061                      *
Carole Barbieri                                                              800                     800                      *
Forest Barbieri                                                              800                     800                      *
Berrard Holdings Limited Partnership(2)                                3,558,042(3)            3,158,042                400,000
James J. Blosser                                                         962,422                 136,122                826,300
Nicholas Bologna Family                                                      700                     700                      *
Thomas M. Borah & Clare C. Borah, Joint Tenants                            5,671                   5,671                      *
Cris V. Branden                                                          293,444(4)                5,444                288,000
Thomas Byrne                                                              98,008                  98,008                      *
Hirtle Callaghan                                                          34,300                  34,300                      *
Daniel W. Carlisle, trustee
U/T/D dtd 4/22/76(5)                                                     338,461                 338,461                      *
Steven D. Carlisle, trustee or successor trustee of the Steven
D. Carlisle Revocable Trust Agreement dtd 6/27/91(5)                     345,866                 345,866                      *
Richard James Case                                                       195,347(6)              163,347                 32,000
Rita Lynn Case                                                           195,347(6)              163,347                 32,000
J. Ronald Castell(7)                                                     376,424(8)               27,224                349,200

                                                                                          SHARES TO BE OFFERED
                                                                   SHARES BENEFICIALLY       FOR THE SELLING     SHARES BENEFICIALLY
                                                                    OWNED PRIOR TO THE        STOCKHOLDER'S        OWNED AFTER THE
SELLING STOCKHOLDER                                                      OFFERING                ACCOUNT             OFFERING(1)
CFP Trust                                                                  1,000                   1,000                      *
Charles River School E.                                                    1,200                   1,200                      *
Cheyne Walk Trust                                                        108,100                  38,000                 70,100
Tracy Grubb Christ                                                         1,590                   1,590                      *
Christian  Science Trustees - Gifts and Endowments                        20,000                   4,000                 16,000
City of Cincinnati Retirement                                             26,300                  26,300                      *
Coastal Corp. Pension Trust A                                             72,300                  72,300                      *
Comdisco                                                                   5,400                   5,400                      *
Congoleum Corp. Retirement                                                 4,300                   4,300                      *
John E. Croghan & Theresa M. Croghan, Joint Tenants                        5,671                   5,671                      *
Mark M. Croghan & Kyoko Croghan, Joint Tenants                             5,671                   5,671                      *
Thomas J. Croghan & Anita P. Croghan, Joint Tenants                        5,671                   5,671                      *
The Cypress Partners L.P.                                                170,000                 170,000                      *
Cypress International Partners Limited                                    30,000                  30,000                      *
Dana Corporation Pension Plan Trust                                      230,000                  40,000                190,000
Dana Corp. PIC Fund                                                       58,800                  58,800                      *
David B. Long Irrevocable Trust                                              500                     500                      *
Jeffrey Davis(9)                                                          32,669                  32,669                      *
Delaware Group Premium Fund, Inc. for the Emerging Growth
Series                                                                     6,000                   6,000                      *

                                                                                          SHARES TO BE OFFERED
                                                                   SHARES BENEFICIALLY       FOR THE SELLING     SHARES BENEFICIALLY
                                                                    OWNED PRIOR TO THE        STOCKHOLDER'S        OWNED AFTER THE
SELLING STOCKHOLDER                                                      OFFERING                ACCOUNT             OFFERING(1)
Delaware Trend Fund, Inc.                                                330,000                 330,000                      *
Paul Detjen & Colleen M.  Detjen, Joint Tenants                            5,671                   5,671                      *
DNB, L.P.                                                                679,681                 179,681                500,000
Dow Corning Pension Fund                                                  25,600                  11,000                 14,600
Dr. Richard Shea PS MPP                                                      400                     400                      *
Dr. Ryda D. Rose Rollover                                                    500                     500                      *
Robert F. Dwors and Mary M. Dwors, as  tenants by the entirety           217,796                 217,796                      *
Jane S. Egan(10)                                                          28,925                  28,925                      *
Michael S. Egan(11)                                                        8,218                   8,218                      *
Michael S. Egan Living Trust                                          16,686,549              16,686,549                      *
Michael S. Egan Grantor Retained Annuity Trust For
Sarah Egan Mooney                                                        853,007                 853,007                      *
Michael S. Egan Grantor Retained Annuity Trust For
Eliza Shenners Egan                                                      853,007                 853,007                      *
Michael S. Egan Grantor Retained Annuity Trust For
Catherine Lewis Egan                                                     853,007                 853,007                      *
Michael S. Egan Grantor Retained Annuity Trust For
Teague Michael Thomas Egan                                               853,007                 853,007                      *
Michael S. Egan Grantor Retained Annuity Trust For
Riley Martin Michael Egan                                                853,007                 853,007                      *
Patrick M. Egan(10)                                                      551,718                 551,718                      *
Elbridge Stuart Foundation                                                20,200                  20,200                      *
James M. Emanuel                                                           1,400                   1,400                      *
Emvest & Company                                                           3,300                   3,300                      *
English Construction P.                                                    1,400                   1,400                      *
Enron Corp. Retirement Plan                                                3,700                   3,700                      *
Estee Lauder Inc.                                                         18,850                   5,000                 13,850
Gregory K. Fairbanks(12)                                                  21,779                  21,779                      *
Joseph M. Field                                                              700                     700                      *
Fireman Foundation/PIC                                                     3,000                   3,000                      *
First Church of Christ Scientist                                          20,000                   6,000                 14,000

                                                                                          SHARES TO BE OFFERED
                                                                   SHARES BENEFICIALLY       FOR THE SELLING     SHARES BENEFICIALLY
                                                                    OWNED PRIOR TO THE        STOCKHOLDER'S        OWNED AFTER THE
SELLING STOCKHOLDER                                                      OFFERING                ACCOUNT             OFFERING(1)
FJH Associates, a California Limited Partnership                         102,800                  34,000                 68,800
FJH Associates, II, a Delaware Limited Partnership                         5,800                   2,900                  2,900
FJH Associates International Fund Ltd.                                    51,200                  19,700                 31,500
Ford Master Trust                                                        490,000                 246,000                244,000
Ford Motor Company Pension Plan                                          200,000                 200,000                      *
Freedom  Investment Trust II                                              60,000                  60,000                      *
Gastroenterology Assoc.                                                    1,100                   1,100                      *
GDJ, Jr. Investments Limited Partnership(13)                           1,272,851(14)             544,490                728,361
Gerald R. Geddis                                                         108,898                 108,898                      *
The Growth Fund of America, Inc.                                         400,000                 400,000                      *
Dan L. Grubb(15)                                                       1,321,782(16)           1,321,782                      *
Lou Grubb(15)                                                            100,933                 100,933                      *
Lou Grubb and Evelyn F. Grubb(15)                                      2,501,049(17)           2,501,049                      *
Thomas A. Gruber(9)                                                      535,158(18)             217,796                317,362
Robert A. Guerin(7)                                                      228,324                  27,224                201,100
Gunnell Family Limited Partnership                                       108,898                 108,898                      *
Hamilton College Endowment                                                 6,300                   6,300                      *
Harris W. Hudson Limited Partnership(19)                              19,621,779(20)              21,779             19,600,000(21)
Hartford Capital Appreciation Fund, Inc.                               1,181,000                 581,000                600,000
Hartford Mutual  Funds, Inc., Hartford Capital Appreciation
Fund                                                                      13,500                  13,500                      *
Haussman Holdings N.V.                                                    45,100                  24,000                 21,100

                                                                                          SHARES TO BE OFFERED
                                                                   SHARES BENEFICIALLY       FOR THE SELLING     SHARES BENEFICIALLY
                                                                    OWNED PRIOR TO THE        STOCKHOLDER'S        OWNED AFTER THE
SELLING STOCKHOLDER                                                      OFFERING                ACCOUNT             OFFERING(1)
John T. Hawkins                                                            2,177                   2,177                      *
Thomas W. Hawkins(7)                                                     255,830(22)              95,830                160,000
Hedge Capital Ltd.                                                        12,000                   5,200                  6,800
Robert J. Henninger, Jr.(7)                                              758,898(23)             108,898                650,000
H. Family Limited Partnership(24)                                      6,332,418               6,332,418                      *
Holly J. Hudson Limited Partnership                                      152,457                 152,457                      *
Hovius Investments N.V.                                                   47,600                  24,000                 23,600
Hudson River Trust Aggressive Stock Fund                               2,854,000                 245,000              2,600,000
Huizenga Investments Limited Partnership(25)                          25,019,219(26)              21,779             24,997,440(27)
Raymond Huizenga                                                         199,559(28)              43,559                156,000
IDS Advisory Group, Inc. on behalf of Nomura Global Investment
Fund                                                                       1,100                   1,100                      *
IDS Life Aggressive Growth Fund                                          311,000                 176,100                134,900
IDS Life Equity Portfolio                                                 81,100                  45,900                 35,200
IDS Strategy Aggressive Fund                                              82,400                  82,400                      *
Janet C. Rutz Revocable Trust                                                800                     800                      *
JM Family Enterprises, Inc.(29)                                        3,441,176               3,441,176                      *
John Hancock Declaration Trust                                               400                     400                      *
John Hancock Investment Trust IV                                          88,000                  88,000                      *

                                                                                          SHARES TO BE OFFERED
                                                                   SHARES BENEFICIALLY       FOR THE SELLING     SHARES BENEFICIALLY
                                                                    OWNED PRIOR TO THE        STOCKHOLDER'S        OWNED AFTER THE
SELLING STOCKHOLDER                                                      OFFERING                ACCOUNT             OFFERING(1)
John Hancock World Fund                                                   40,000                  40,000                      *
Johnson & Higgins Retirement                                               4,600                   4,600                      *
Lear Johnson                                                                 482                     482                      *
John W. Croghan, TR UA dtd. 12/28/82                                     707,091(30)             102,091                605,000
James Kelly                                                                1,500                   1,500                      *
William H. Kelly, Jr.(31)                                                460,666                 460,666                      *
Kent County Hosp. MAI PR                                                   1,900                   1,900                      *
Kent County Hosp. Pension                                                  3,600                   3,600                      *
James L. Kirk                                                             43,559                  43,559                      *
Kroger Retirement Income Plan                                             14,100                  14,100                      *
Michael J. Lobsinger                                                       2,400                   2,400                      *
Manager Capital Appreciation Fund                                         85,700                  42,000                 43,700
Marcy A. Sandler Revocable Trust                                             150                     150                      *
Roger Marino                                                               9,600                   9,600                      *
Roger & Michelle Marino                                                    2,300                   2,300                      *
Maritime Life Discovery Fund                                               5,000                   5,000                      *
Mark Equity Partners, L.P.                                                10,160                   5,000                  5,160
Mark International Partners, L.P.                                         51,006                  25,000                 26,006
Mark Partners                                                             41,258                  20,000                 21,258
Martha J. Huizenga Holdings Limited Partnership                        1,043,559                  43,559              1,000,000
MAS Funds - Mid Cap Growth Fund                                          262,200                 125,000                137,200

                                                                                          SHARES TO BE OFFERED
                                                                   SHARES BENEFICIALLY       FOR THE SELLING     SHARES BENEFICIALLY
                                                                    OWNED PRIOR TO THE        STOCKHOLDER'S        OWNED AFTER THE
SELLING STOCKHOLDER                                                      OFFERING                ACCOUNT             OFFERING(1)
Joseph & Julian Maxwell                                                    1,000                   1,000                      *
McGraw Hill Pension Prov.                                                 13,300                  13,300                      *
McGuire Woods Battle                                                       6,400                   6,400                      *
John and Arline McNally, as tenants by the entirety                       21,779                  21,779                      *
John J. Melk(32)                                                       4,639,061(33)             179,681              4,459,380(34)
Merichem                                                                     900                     900                      *
MFS Series Trust II - MFS Emerging Growth Fund                         6,000,000               6,000,000                      *
Michael R. Sandler Family Trust                                              150                     150                      *
James M. Moran                                                         3,767,870(35)             217,796                      *
James Moran, Jr.                                                          21,779                  21,779                      *
Janice M. Moran                                                          326,694(36)             108,898                      *
Stephen R. Morse(7)                                                      108,898                 108,898                      *
Mott Children's Health                                                     7,700                   7,700                      *
Ed Mullinax                                                            1,425,920               1,425,920                      *
Ed Mullinax & Janet Mullinax JTWROS                                      304,279                 304,279                      *
Jerry Mullinax(37)                                                       548,386                 548,386                      *
Larry Mullinax(37)                                                       548,386                 548,386                      *
Alex Muxo, Jr.                                                           155,826(38)               5,444                150,382
Joseph A. Nathan                                                             700                     700                      *

                                                                                          SHARES TO BE OFFERED
                                                                   SHARES BENEFICIALLY       FOR THE SELLING     SHARES BENEFICIALLY
                                                                    OWNED PRIOR TO THE        STOCKHOLDER'S        OWNED AFTER THE
SELLING STOCKHOLDER                                                      OFFERING                ACCOUNT             OFFERING(1)
Nebraska Investment Council                                              128,300                  60,000                 68,300
Neles Jamesbury Retirement                                                 4,000                   4,000                      *
Patrick O'Brien, Jr.(37)                                                 438,532                 438,532                      *
Pam Huizenga Holdings Limited Partnership                                198,559(39)              43,559                155,000
Paul & Phyllis Fireman Trust                                              11,300                  11,300                      *
Edward A. Perlow                                                           1,300                   1,300                      *
Peter H. Huizenga Testamentary Trust                                      68,061                  68,061                      *
William M. Pierce                                                        327,224(40)              27,224                300,000
William N. Plamondon                                                      21,779                  21,779                      *
Pomona College                                                            85,000                  35,000                 50,000
David A. Potts                                                             5,444                   5,444                      *
PREPA Emp Retirement System                                               13,500                  13,500                      *
PW Olympus Fund - PW Growth Fund                                         604,400                 550,000                 54,400
Quantum Partners LDC                                                   1,000,000               1,000,000                      *
Quissett Partners, L.P.                                                    6,900                   5,500                  1,400
Randolph Macon College                                                     5,500                   5,500                      *
Raptor Global Fund Ltd.                                                  242,100                 201,500                 40,600
Raptor Global Fund L.P.                                                   96,600                  80,500                 16,100

                                                                                          SHARES TO BE OFFERED
                                                                   SHARES BENEFICIALLY       FOR THE SELLING     SHARES BENEFICIALLY
                                                                    OWNED PRIOR TO THE        STOCKHOLDER'S        OWNED AFTER THE
SELLING STOCKHOLDER                                                      OFFERING                ACCOUNT             OFFERING(1)
Retirement Plans of Atlantic Richfield & Co. and certain of
its subsidiaries Master Trust                                            400,250                 100,000                300,250
Richard S. Long Irrevocable Trust                                            400                     400                      *
Rich Kids, Ltd.(41)                                                      163,347                 163,347                      *
Ronald Family Trust B                                                    143,500                  55,000                 88,500
St. Francis Hospital                                                       4,000                   4,000                      *
Nancy Grubb Sage                                                           1,205                   1,205                      *
Fayez Sarofim                                                            150,000                  50,000                100,000
Joseph & Dorothy Scarlet                                                   1,000                   1,000                      *
Faith Anderson Scotti                                                        900                     900                      *
SFS Husic Investors                                                        9,500                   5,000                  4,500
Beth Shea                                                                    300                     300                      *
Philip H. Sheridan, Jr. & Nancy C. Sheridan, Joint Tenants                 5,671                   5,671                      *
Jack Sherman(15)                                                          54,231(42)              54,231                      *
Wallace & Roberta Snifes                                                     500                     500                      *
Southern Company Services                                                349,100                 170,000                179,100
Stanford University Endowment Pool C                                      44,000                  20,000                 24,000
Stephen Darby Jr. Trust                                                      500                     500                      *
Stellar Trust                                                            250,000                 250,000                      *

                                                                                          SHARES TO BE OFFERED
                                                                   SHARES BENEFICIALLY       FOR THE SELLING     SHARES BENEFICIALLY
                                                                    OWNED PRIOR TO THE        STOCKHOLDER'S        OWNED AFTER THE
SELLING STOCKHOLDER                                                      OFFERING                ACCOUNT             OFFERING(1)
Steven W. Hudson Limited Partnership                                     152,457                 152,457                      *
Francis Sullivan                                                             600                     600                      *
Summit International, Ltd.                                                45,000                  45,000                      *
Summit Investors                                                         200,000                  80,000                120,000
Sun American Asset Management Corp. on behalf of Balance Asset
Fund                                                                      30,000                  30,000                      *
Sun American Asset Management Corp. on behalf of Blue Chip
Fund                                                                      10,000                  10,000                      *
Sun American Asset Management Corp. on behalf of Growth &
Income Fund                                                                5,000                   5,000                      *
Sun American Asset Management Corp. on behalf of Mid-Cap Fund             10,000                  10,000                      *
Sun American Asset Management Corp. on behalf of Polaris
Aggressive Fund                                                           10,000                  10,000                      *
Sun American Asset Management Corp. on behalf of Polaris
Balanced Fund                                                              5,000                   5,000                      *
Sun American Asset Management Corp. on behalf of Small Company
Fund                                                                      30,000                  30,000                      *
3MO Properties                                                           367,686                 367,686                      *
T. Briggs IRA                                                                800                     800                      *
Tracie A. Rolen Irrevocable Trust                                            400                     400                      *
Norman D. Tripp(43)                                                    1,151,638               1,151,638                      *

                                                                                          SHARES TO BE OFFERED
                                                                   SHARES BENEFICIALLY       FOR THE SELLING     SHARES BENEFICIALLY
                                                                    OWNED PRIOR TO THE        STOCKHOLDER'S        OWNED AFTER THE
SELLING STOCKHOLDER                                                      OFFERING                ACCOUNT             OFFERING(1)
T. Rowe Price Equity Series, Inc.: T. Rowe Price New America
Growth Portfolio                                                          32,000                  11,000                 21,000
T. Rowe Price New America Growth Fund, Inc.                              737,000                 224,000                513,000
Tudor Arbitrage Partners L.P.                                             27,900                  23,500                  4,400
Tudor BVI Futures Ltd.                                                   233,400                 194,500                 38,900
Tulane University                                                         35,600                  18,000                 17,500
Andreas Typaldos                                                           1,100                   1,100                      *
Uff Croissance Amerique                                                   10,000                  10,000                      *
Valero Energy Pension PLC                                                  5,500                   5,500                      *
Vanguard Horizon-Capital Opportunity Fund                                260,000                 260,000                      *
Vanguard/Morgan Growth  Fund, Inc.                                       560,000                 560,000                      *
Waynco Investments Limited Partnership                                   858,559(44)              43,559                815,000
W.C. English Foundation                                                    1,400                   1,400                      *
Gerald W. B. Weber(9)                                                    599,807(45)             217,796                382,011
WeeZor II Limited Partnership                                          1,550,000(46)             482,245              1,067,755
Josh Weston                                                                  800                     800                      *
Westfield Technology Fund L                                                4,500                   4,500                      *
Whittier Opportunity Fund I LLC                                           57,000                  57,000                      *
Scott A. Wilkerson(5)                                                    348,930                 348,930                      *

                                                                                          SHARES TO BE OFFERED
                                                                   SHARES BENEFICIALLY       FOR THE SELLING     SHARES BENEFICIALLY
                                                                    OWNED PRIOR TO THE        STOCKHOLDER'S        OWNED AFTER THE
SELLING STOCKHOLDER                                                      OFFERING                ACCOUNT             OFFERING(1)
Williams Master Trust A                                                    9,700                   9,700                      *
Willis Coroon Corp.                                                        9,200                   9,200                      *
Yarmouth Trust                                                               900                     900                      *
Marjorie Yashar                                                              100                     100                      *

ENDNOTES:

* After completion of the offering, assuming all shares of Common Stock to be offered by this Selling Stockholder are sold, this Selling Stockholder will hold no shares of Common Stock.


(1) Unless specifically noted, no Selling Stockholder will hold more than one percent of the Common Stock after completion of the offering.

(2) Berrard Holdings Limited Partnership is controlled by Steven R. Berrard, who serves as President, Co-Chief Executive Officer and a director of the Company.

(3) The amount of Common Stock beneficially owned by Berrard Holdings Limited Partnership consists of (a) 3,158,042 shares owned directly by it, and (b) presently exercisable warrants to purchase 200,000, 100,000 and 100,000 shares of Common Stock at exercise prices of $2.25, $2.75 and $3.50 per share, respectively.

(4)      Consists of (a) 101,444 shares owned directly by him, and
         (b) presently exercisable warrants to purchase 96,000, 48,000 and 48,000 shares of Common Stock at exercise prices of $2.25, $2.75 and $3.50 per share, respectively.

(5) Served as an officer and/or director of Carlisle Motors, Inc. and/or Credit Management Acceptance Corporation prior to the Company's acquisition of such companies.


(6) Consists of (a) 163,347 owned individually, (b) 26,400 owned jointly with spouse and (c) 5,600 owned by an entity controlled by such individual.


(7)      Serves as a Senior Vice President of the Company.


(8) Consists of (a) 77,224 shares owned directly by him, (b) 48,800 shares owned by him and his wife as tenants by the entirety, (c)
         400 shares owned by his son, (d) presently exercisable warrants to purchase 100,000, 50,000, and 50,000 shares of Common Stock at exercise prices of $2.25, $2.75 and $3.50 per share, respectively, and
         (e) presently exercisable options to purchase 50,000 shares at $12.375 per share.


(9) Served as an officer of AutoNation Incorporated prior to the Company's acquisition of such company.


(10) Served as an officer and/or director of Lancaster Alarm Co., Inc., known as Commonwealth Security Systems, Inc. prior to the Company's acquisition of such company.


(11) Mr. Egan may also be deemed to be the beneficial owner of the 16,686,549 shares owned by The Michael S. Egan Living Trust, the 853,007 shares owned by the Michael S. Egan Grantor Retained Annuity Trust For Sarah Egan Mooney, the 853,007 shares owned by the Michael
         S. Egan Grantor Retained Annuity Trust For Eliza Shenners Egan, the 853,007 shares owned by the Michael S. Egan Grantor Retained Annuity Trust For Catherine Lewis Egan, the 853,007 shares owned by the Michael
         S. Egan Grantor Retained Annuity Trust For Teague Michael Thomas Egan and the 853,007 shares owned by the Michael S. Egan Grantor Retained Annuity Trust For Riley Martin Michael Egan. Mr. Egan is currently the Chairman and Chief Executive Officer of Alamo Rent-A-Car, Inc., has been Chairman of Alamo since 1986, served as Chief Executive Officer of Alamo from 1979 through May 1995 and served as an officer and/or director of affiliates of Alamo Rent-A-Car, Inc. prior to the Company's acquisition of such companies.


(12) Mr. Fairbanks served as Chief Financial Officer of the Company from August 1995 until May 1996.


(13) GDJ, Jr. Investments Limited Partnership is controlled by George D. Johnson, Jr. who serves as a director of the Company.


(14) The aggregate amount of Common Stock beneficially owned by GDJ, Jr. Investments Limited Partnership consists of (a) 872,851 shares owned directly by it, and (b) presently exercisable warrants to purchase 200,000, 100,000 and 100,000 shares of Common Stock at exercise prices of $2.25, $2.75 and $3.50 per share, respectively.


(15) Served as an officer and/or director of Grubb prior to the Company's acquisition of Grubb.


(16) Consists of (a) 586,682 shares owned directly by him, and (b) 712,285 and 22,815 shares owned by Lou Grubb Chevrolet, Inc. and Grubb Automotive, Inc., respectively, which are expected to be distributed to Mr. Grubb upon the liquidation of such companies in connection with the acquisition of substantially all of the assets of such companies by the Company.


(17) Consists of (a) 1,542,516 shares owned jointly by them, and (b) 582,779, 68,447 and 307,307 shares owned by Lou Grubb Chevrolet, Inc., Grubb Automotive, Inc. and Jack Sherman Chevrolet, Inc., respectively, which are expected to be distributed to Mr. and Mrs. Grubb upon the liquidation of such companies in connection with the acquisition of substantially all of the assets of such companies by the Company.


(18) Consists of (a) 266,796 shares owned individually, (b) 624 shares held jointly with spouse, (c) 73,300 shares owned by certain partnerships of which Mr. Gruber is managing partner, (d) 21,567 shares owned by his parents and children, which are managed by him and
         (e) options to purchase 172,871 shares of Common Stock.


(19) Harris W. Hudson Limited Partnership is controlled by Harris W. Hudson who serves as Vice Chairman of the Board of the Company, and Chairman and Chief Executive Officer of the Company's Solid Waste and Security Services divisions. From August 1995 until November 1996, Mr. Hudson served as President of the Company.


(20) The aggregate amount of Common Stock beneficially owned by Harris W. Hudson Limited Partnership consists of (a) 17,221,779 shares owned directly by it, and (b) presently exercisable warrants to purchase 1,200,000, 600,000 and 600,000 shares of Common Stock at exercise prices of $2.25, $2.75 and $3.50 per share, respectively.

(21) After completion of the offering, Harris W. Hudson Limited Partnership will beneficially own 6.5% of the Common Stock, calculated in accordance with Rule 13d-3 under the Exchange Act, based upon 299,412,227 shares of Common Stock outstanding as of January 24, 1996.



(22) Consists of (a) 95,830 shares owned directly by him, and (b) presently exercisable warrants to purchase 80,000, 40,000, and 40,000 shares of Common Stock at exercise prices of $2.25, $2.75 and $3.50 per share, respectively.



(23) Consists of (a) 308,898 shares owned directly by him, (b) presently exercisable warrants to purchase 200,000, 100,000 and 100,000 shares of Common Stock at exercise prices of $2.25, $2.75 and $3.50 per share, respectively, and (c) presently exercisable options to purchase 50,000 shares of Common Stock at $12.375 per share.



(24) H. Wayne Huizenga is a limited partner of H. Family Limited Partnership, but does not have voting or dispositive power over the shares held by such partnership and Mr. Huizenga disclaims beneficial ownership of such shares.



(25) Huizenga Investments Limited Partnership is controlled by H. Wayne Huizenga, who serves as Chairman and Co-Chief Executive Officer of the Company.



(26) The aggregate amount of Common Stock beneficially owned by Huizenga Investments Limited Partnership consists of (a) 9,019,219 shares owned directly by it, and (b) presently exercisable warrants to purchase 8,000,000, 4,000,000 and 4,000,000 shares of Common Stock at exercise prices of $2.25, $2.75 and $3.50 per share, respectively.



(27) After completion of the offering, Huizenga Investments Limited Partnership will beneficially own 7.9% of the Common Stock, calculated in accordance with Rule 13d-3 under the Exchange Act, based upon 299,412,227 shares of Common Stock outstanding as of January 24, 1996.



(28) Consists of (a) 89,559 shares owned individually, and (b) presently exercisable warrants to purchase 110,000 shares of Common Stock.




(29) Certain affiliates of JM Family Enterprises, Inc. provide finance, warranty and insurance products to AutoNation. Certain benefit plans for the benefit of associates of JM Family Enterprises, Inc. own approximately 14,000 shares of Common Stock for which JM Family Enterprises, Inc. disclaims beneficial ownership.



(30) Consists of (a) 437,091 shares owned by it, and (b) presently exercisable warrants to purchase 135,000, 67,500 and 67,500 shares of Common Stock at exercise prices of $2.25, $2.75 and $3.50 per share, respectively.



(31) Mr. Kelly served as a director and/or officer of Alamo Rent-A-Car, Inc. and affiliated entities prior to the Company's acquisition of such companies.


(32)     Mr. Melk serves as a director of the Company.



(33) The aggregate amount of Common Stock beneficially owned by Mr. Melk consists of (a) 179,681 shares owned directly by him, (b) 1,850,002 shares owned by JJM Republic Limited Partnership which is controlled by Mr. Melk, (c) 1,849,998 shares owned by JLM Republic Limited Partnership, which is controlled by Mr. Melk's wife, (d) presently exercisable warrants to purchase 200,000, 100,000 and 100,000 shares of Common Stock at exercise prices of $2.25, $2.75 and $3.50 per share, respectively, (e) presently exercisable options to purchase 100,000, 20,000 and 20,000 shares of Common Stock at exercise prices of $12.375, $18.0625 and $31.1875 per share, respectively, and (f) 219,380 shares owned by his wife. Mr. Melk disclaims beneficial ownership of the 1,849,998 shares owned by JLM Republic Limited Partnership and of the 219,380 shares owned by his wife.



(34) After completion of the offering, Mr. Melk will beneficially own 1.6% of the Common Stock, calculated in accordance with Rule 13d-3 under the Exchange Act, based upon 299,412,227 shares of Common Stock outstanding as of January 24, 1996.



(35) Consists of (a) 217,796 shares owned directly by him, (b) 3,441,176 shares owned by J.M. Family Enterprises, Inc. which is controlled by Mr. Moran, for which Mr. Moran disclaims beneficial ownership, and
         (c) 108,898 shares owned by his wife for which Mr. Moran disclaims beneficial ownership.



(36) Consists of (a) 108,898 shares owned directly by her, and (b) 217,796 shares owned by her husband for which she disclaims beneficial ownership.



(37) Served as an officer and/or director of Ed Mullinax, Inc. and certain affiliated companies prior to the Company's acquisition of such companies.



(38) Consists of (a) 8,944 shares held individually, (b) 16,882 shares held jointly with spouse and (c) warrants and options to purchase 130,000 shares of Common Stock.


(39) Consists of (a) 68,559 shares owned directly by it, and (b) presently exercisable warrants to purchase 130,000 shares of Common Stock.


(40) Consists of (a) 77,224 shares owned directly by him, (b) presently exercisable warrants to purchase 100,000, 50,000, and 50,000 shares of Common Stock at exercise prices of $2.25, $2.75 and $3.50 per share, respectively, and (c) presently exercisable options to purchase 50,000 shares of Common Stock at an exercise price of $12.38 per share.



(41) Rich Kids, Ltd. is controlled by Lawrence S. Rich who served as President of AutoNation prior to the Company's acquisition of AutoNation, and who continues to serve as President thereof.


(42) Consists of 54,231 shares owned by Jack Sherman Chevrolet, Inc., which are expected to be distributed to Mr. Sherman upon the liquidation of such company in connection with the acquisition of substantially all of the assets of such company by the Company.


(43) Mr. Tripp served as General Counsel and Secretary of Alamo Rent-A-Car, Inc., and was a shareholder of Alamo Rent-A-Car, Inc., and affiliated entities prior to the Company's acquisition of such companies.
         Mr. Tripp is Chairman of Tripp, Scott, Conklin & Smith, which has been the regular outside counsel to Alamo and affiliated entities.


(44) Consists of (a) 168,559 shares owned directly by it, and (b) presently exercisable warrants to purchase 690,000 shares of Common Stock.



(45) Consists of (a) 217,796 shares held individually, (b) 194,000 shares held jointly with spouse and (c) options to purchase 188,011 shares of Common Stock.



(46) Consists of (a) 670,000 shares owned directly by it, and (b) presently exercisable warrants to purchase 440,000, 220,000 and 220,000 shares of Common Stock at exercise prices of $2.25, $2.75 and $3.50 per share, respectively.

                              PLAN OF DISTRIBUTION

      The Selling Stockholders or pledgees may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on Nasdaq, privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in transactions in which Shares may be delivered in connection with the issuance of securities by issuers other than the Company that are exchangeable for (whether optional or mandatory), or payable in, such Shares (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such Shares may be distributed (which securities issued by others will, to the extent required by applicable law, be registered under the Securities Act), or in brokerage transactions, or in a combination of such transactions or by any other legally available means. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees of Selling Stockholders and any other material information with respect to the plan of distribution not previously disclosed.

     The Selling Stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. Each Selling Stockholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company has agreed to indemnify the Selling Stockholders and any such underwriters and controlling persons of such underwriters against certain liabilities, including certain liabilities under the Securities Act.

     If Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this Prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a supplement to this Prospectus, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the shares specified in such supplement if any such Shares are purchased.

     If the Shares are sold in an underwritten offering, the underwriters and selling group members (if any) may engage in passive market making transactions in the Common Stock on Nasdaq immediately prior to the commencement of the sale of shares in such offering, in accordance with Rule 10b-6A under the Exchange Act. Passive market making presently consists of displaying bids on Nasdaq limited by the bid prices of market makers not connected with such offering and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited in amount to 30% of the passive market maker's average daily trading volume in the Common Stock during the period of the two full consecutive calendar months prior to the filing with the Commission of the Registration Statement of which this Prospectus is a part and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                          DESCRIPTION OF CAPITAL STOCK

     The Second Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") authorizes capital stock consisting of 500,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock ("Preferred Stock"). There were 299,412,227 shares of Common Stock, and no shares of Preferred Stock, issued and outstanding as of January 24, 1997. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     Common Stock. The holders of shares of Common Stock have equal pro rata rights to dividends if, as and when declared by the Company's Board of Directors; do not have any preemptive subscription or conversion rights; and have one vote per share on all matters upon which the stockholders of the Company may vote at all meetings of stockholders. There are no redemption or sinking fund provisions applicable to the Common Stock. The holders of the Common Stock of the Company do not have cumulative voting rights. As a result, the holders of a majority of the shares voting for the election of directors can elect all the members of the Board of Directors.

     Preferred Stock. No shares of Preferred Stock are currently outstanding. The Board of Directors is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rate, conversion rights, voting rights, redemption rights and terms, liquidation preferences, the number of shares constituting the series, the designation of such series and such other rights, qualifications, limitations or restrictions as the Board of Directors may determine. The Board of Directors could, without shareholder approval, issue Preferred Stock with voting rights and other rights that could adversely affect the voting power of holders of Common Stock and such stock could be used to prevent a hostile takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.

     Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation was amended on November 28, 1995 to (i) change the Company's corporate name to Republic Industries, Inc., and (ii) to eliminate all provisions relating to classes of the Board of Directors. The directors of the Company are elected each year at the annual meeting of the shareholders for terms of one year and until their successors are elected and qualified; existing directors may nominate and elect qualified persons to fill vacancies on the Board of Directors. The Certificate of Incorporation was amended on May 15, 1996 to increase the number of authorized shares of Common Stock to 500,000,000 from 350,000,000. The Company's Bylaws provide that directors may be removed for cause by vote of two-thirds of the other directors or by vote of a majority of stockholders, and may be removed without cause by the vote of a majority of stockholders at a meeting called for such purpose.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Akerman, Senterfitt & Eidson, P.A. Certain attorneys employed by Akerman, Senterfitt & Eidson, P.A. beneficially own an aggregate of approximately 550,000 shares of Republic Common Stock as of the date hereof.

                                    EXPERTS

      The consolidated financial statements and schedule, supplemental consolidated financial statements and schedule and consolidated financial statements and schedule (restated) for the Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, the consolidated financial statements of AutoNation as of December 31, 1995 and for the period from inception (September 12, 1995) to December 31, 1995, the consolidated financial statements of Addington and Continental as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, the combined financial statements of Hudson Management Corporation and subsidiaries and Envirocycle, Inc. as of September 30, 1994 and 1993 and for each of the three years in the period ended September 30, 1994, the combined financial statements of the Schaubach Companies as of December 31, 1995 and for the year then ended, the combined financial statements of the Denver Alarm Companies as of December 31, 1995 and for the year then ended, the consolidated financial statements of National Car Rental System, Inc. and Subsidiaries as of May 31, 1996 and for the period from inception (April 4, 1995) to May 31, 1996 and incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, to the extent and for the periods as indicated in their reports with respect thereto. The combined financial statements of Acquired Solid Waste Companies as of and for the year ended December 31, 1995 incorporated by reference in this Registration Statement have been audited by Munson, Cronick & Associates, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto. The combined financial statements of Alamo Rent-A-Car, Inc. and Affiliates ("Alamo") as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, the consolidated financial statements of Guy Salmon USA, Ltd. and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and the financial statements of DKBERT Assoc. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, have been included (incorporated by reference) herein, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, to the extent and for the periods as indicated in their reports with respect thereto. The combined financial statements of Carlisle Motors, Inc. as of November 30, 1996 and for the eleven month period ended November 30, 1996 incorporated by reference in this Registration Statement have been audited by George B. Jones & Co., P.C., independent certified public accountants, to the extent and for the period as indicated in their report thereto. The consolidated financial statements of National Car Rental System, Inc. and Subsidiaries as of May 31, 1995 and December 31, 1994 and for the five month period ended May 31, 1995 and for the years ended December 31, 1994 and 1993 incorporated by reference in this Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference. The consolidated financial statements of Ed Mullinax, Inc. and Subsidiaries as of April 30, 1996 and 1995 and for each of the two years in the period ended April 30, 1996 incorporated by reference in this Registration Statement have been audited by Dixon, Odom & Co., L.L.P., independent certified public accountants, to the extent and for the periods as indicated in their report thereto. As indicated in their report thereto, the financial statements and schedule referred to above have been incorporated by reference herein in reliance upon authority of said firms as experts in accounting and auditing in giving said reports.

The combined financial statements of Grubb as of and for the year ended December 31, 1995, appearing in the Company's Current Report on Form 8-K dated January 27, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) all other reports filed pursuant to
Section 13(a) or 15(d) of the Exchange Act since December 31, 1995, specifically including the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, the Company's Current Reports on Form 8-K dated February 14, 1996, February 27, 1996 (as amended on Form 8-K/A dated February 27, 1996), March 29, 1996, May 8, 1996, May 9, 1996
(as amended on Form 8-K/A dated May 9, 1996), May 15, 1996, May 20, 1996, May 31, 1996, June 12, 1996, June 25, 1996, June 27, 1996, July 1, 1996 (as amended on Form 8-K/A dated July 1, 1996), July 15, 1996, September 30, 1996, November 7, 1996, November 8, 1996, November 25, 1996 (as amended on Form 8-K/A dated November 25, 1996), December 19, 1996, December 23, 1996, December 24, 1996,
December 30, 1996, January 3, 1997, January 5, 1997, January 14, 1997, January 16, 1997, January 20, 1997, January 27, 1997, and January 30, 1997; (iii) the
Company's Proxy Statement dated April 19, 1996 relating to the 1996 Annual Meeting of Stockholders held May 10, 1996, and the Company's Proxy Statement dated December 13, 1996 related to the Special Meeting of Stockholders held January 16, 1997; and (iv) the Company's Current Report on Form 8-K/A dated September 26, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

     THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS OR INFORMATION REFERRED TO ABOVE THAT HAS BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO RICHARD L. HANDLEY, SECRETARY, REPUBLIC INDUSTRIES, INC., 450 EAST LAS OLAS BOULEVARD, SUITE 1200, FT. LAUDERDALE, FLORIDA 33301, TELEPHONE: (954) 713-5200.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the estimated expenses payable by the Registrant in connection with the filing of this Registration Statement. All of such expenses, other than the filing fee for the Commission, are estimates.

 Securities and Exchange Commission Filing Fee . . . . . . . . . . . . . . . . . . . .    $ 751,800.17

 Printing and Engraving Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  10,000.00

 Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  25,000.00

 Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  10,000.00

 Blue Sky Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   1,000.00
                                                                                          ------------
   Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 797,800.17
                                                                                          ============


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Certificate of Incorporation of the Company entitles the Board of Directors to provide for indemnification of directors and officers to the fullest extent provided by law, except for liability (i) for any breach of director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

        Article VII of the Bylaws of the Company provide that to the fullest extent and in the manner permitted by the laws of the State of Delaware and specifically as is permitted under Section 145 of the General Corporation Law of the State of Delaware, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

        The Bylaws provide that any decision as to indemnification shall be made: (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (b) if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by the stockholders. The Board of Directors may authorize indemnification of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer. The Company may purchase and maintain insurance on behalf of any person who is or was a director or officer.

        Further, the Bylaws provide that the indemnity provided will be extended to the directors, officers, employees and agents of any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the Bylaws with respect to the resulting or surviving corporation as he/she would have with respect to such constituent corporation if its separate existence had continued.

        Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

ITEM 16. EXHIBITS

The following exhibits are filed as part of this Registration Statement:

NUMBER     EXHIBIT DESCRIPTION
------     -------------------

 5.1* Opinion of Akerman, Senterfitt & Eidson, P.A. as to the validity of the Shares.
23.1       Consent of Akerman, Senterfitt & Eidson, P.A. (included in
           Exhibit 5.1 above).

23.2*      Consent of Arthur Andersen LLP
23.3*      Consent of KPMG Peat Marwick LLP
23.4*      Consent of Munson, Cronick & Associates
23.5*      Consent of George B. Jones & Co., P.C.
23.6*      Consent of Deloitte & Touche LLP
23.7*      Consent of Dixon, Odom & Co., LLP
23.8*      Consent of Ernst & Young LLP
------------------------------
* FILED HEREWITH

ITEM 17. UNDERTAKINGS.

        (a)      The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                  i)      To include any prospectus required by
                                  Section 10(a)(3) of the Securities Act;

                                  ii)     To reflect in the prospectus any
                                  facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

                                  iii)    To include any material information
                                  with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
                 Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on February 4, 1997.

                           REPUBLIC INDUSTRIES, INC.

                           By:  /s/ H. Wayne Huizenga
                               -----------------------------
                               H. Wayne Huizenga
                               Chairman of the Board and
                               Co-Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated on February 4, 1997.

               SIGNATURE                                 TITLE
               ---------                                 -----
 /s/ H. Wayne Huizenga                  Chairman of the Board and
 -------------------------------------  Co-Chief Executive Officer
 H. Wayne Huizenga                      (Principal Executive Officer)

 /s/ Steven R. Berrard                  Co-Chief Executive
--------------------------------------  Officer, President
 Steven R. Berrard                      and Director

 /s/ Michael S. Karsner                 Chief Financial Officer
--------------------------------------  and Senior Vice
 Michael S. Karsner                     President (Principal
                                        Financial Officer)
 /s/ Harris W. Hudson
 -------------------------------------  Vice Chairman and Director
 Harris W. Hudson

 /s/ Michael R. Carpenter
 -------------------------------------  Vice President and Controller
 Michael R. Carpenter                   (Principal Accounting Officer)

 /s/ Michael G. DeGroote                Vice Chairman of the Board
 -------------------------------------
 Michael G. DeGroote

 /s/ J.P. Bryan                         Director
 -------------------------------------
 J.P. Bryan

 /s/ Rick L. Burdick                    Director
 -------------------------------------
 Rick L. Burdick

 /s/ George D. Johnson, Jr.             Director
 -------------------------------------
 George D. Johnson, Jr.

 /s/ John J. Melk                       Director
 -------------------------------------
 John J. Melk

                                EXHIBIT INDEX


NUMBER            EXHIBIT DESCRIPTION
------            -------------------
 5.1*             Opinion of Akerman, Senterfitt & Eidson, P.A. as to the
                  validity of the Shares.
23.1              Consent of Akerman, Senterfitt & Eidson, P.A. (included in
                  Exhibit 5.1 above).
23.2*             Consent of Arthur Andersen LLP
23.3*             Consent of KPMG Peat Marwick LLP
23.4*             Consent of Munson, Cronick & Associates
23.5*             Consent of George B. Jones & Co., P.C.
23.6*             Consent of Deloitte & Touche LLP
23.7*             Consent of Dixon, Odom & Co., LLP
23.8*             Consent of Ernst & Young LLP

------------------
* FILED HEREWITH